Exhibit 99.3

July 29, 2014

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us today. We’ll start with our planned acquisition of New Breed and our completed acquisition of Atlantic Central Logistics (ACL), which we announced earlier today. After that, we’ll give you an introduction to our company and our intense focus on world-class performance for customers. We’ll also explain the strategy that has driven XPO’s 33% revenue CAGR quarter-over-quarter for the past 30 months.

First, New Breed and contract logistics. Contract logistics refers to the outsourcing of warehousing, distribution and other inventory management responsibilities to a third-party provider. It can include storing, distributing and transporting raw materials, finished goods and spare parts, reverse logistics, and value-added services such as supply chain consultation and production flow management.

New Breed is the preeminent U.S. provider of complex, technology-enabled contract logistics for blue chip customers. The company was founded in 1968, and became focused on high-end contract logistics under Louis DeJoy when he took over as president and CEO in 1983. Mr. DeJoy reinvented the company from a regional business with 10 employees to the leading national provider of highly engineered supply chain innovations. Once the transaction is complete, Mr. DeJoy will lead XPO’s contract logistics business as its chief executive from the current operations center in High Point, N.C.

We agreed to acquire New Breed for a purchase price of $615 million on a cash-free, debt-free basis, assuming a normalized level of working capital. At the closing, Mr. DeJoy will use $30 million of proceeds from the transaction to purchase XPO restricted stock. New Breed had revenue of approximately $597 million and adjusted EBITDA of approximately $77 million for the trailing 12 months ended June 30, 2014. The value of the transaction represents a consideration of approximately 8.0 times trailing 12 months adjusted EBITDA. We expect to close in the third quarter of 2014, subject to Hart-Scott-Rodino clearance and other customary conditions.

This is a transformational acquisition for XPO on many fronts:

•

New Breed is a jewel in the crown of contract logistics: a world-class provider entrusted with critical services by some of the most prestigious corporate names in America. Its customers are handpicked in sectors with high-growth supply chain outsourcing opportunities. New Breed targets companies that produce premium, high-value products, and companies with complex supply chain requirements. This is the most desirable sector of contract logistics: customized services with solid margins, high contractual revenue renewal rates and low cyclicality. New Breed’s revenue renewal rate for the past three years has been approximately 99%. In the Great Recession, New Breed substantially increased its EBITDA by 38% year-over-year in 2008, and by another 45%in 2009.

•	New Breed’s non-asset based business model generates a high return on capital and strong free cash flow conversion. Capital expenditures for 2013 were 4.2% of revenue and largely devoted to developing proprietary information technology. For the full year 2013, New Breed’s return on invested capital was approximately 38% and free cash flow conversion was approximately 71%.

•	New Breed currently processes over 275,000 orders per day through 71 facilities, and employs approximately 6,800 people. After closing, we expect to triple our headcount to approximately 10,000 XPO employees and more than 200 locations. We’ll gain critical mass and be able to deliver integrated, end-to-end logistics solutions for any company, of any size, with any combination of transportation needs.

•	The acquisition is consistent with the XPO strategy of building a broad and integrated logistics offering by acquiring leading positions in sectors where we expect sustained demand for our services. For the past 10 years, New Breed has increased revenue at a compound annual growth rate of 16%, and realized a compound annual growth rate of 19% on adjusted EBITDA. New Breed’s growth is being driven by its focus on attractive customer verticals, namely technology, telcom retail/e-commerce, aerospace and defenses, medical equipment and select areas of manufacturing.

•	The capabilities of XPO and New Breed are complementary, and we expect the combination to create significant cross-selling opportunities. New Breed’s customers are candidates for the truck brokerage, intermodal, expedite, last mile and freight forwarding services XPO offers, as are the tens of thousands of vendors that move freight in and out of New Breed facilities. In addition, many of our XPO strategic accounts utilize the kind of high quality, customized solutions New Breed offers. These services typically are complex contract logistics such as omni-channel distribution, reverse logistics, transportation management, freight bill audit and payment, lean manufacturing support, aftermarket support and supply chain optimization.

•	We’ll use our new contract logistics platform to engage customers in our broader offering, just as we’ve done over the past 12 months with our acquisitions of 3PD, NLM and Pacer. We’re in a strong position to leverage an important industry trend: many customers, particularly large shippers, want to winnow down their relationships to fewer, larger 3PLs with deep capacity across a range of services. We’re being responsive to the needs of our customers by becoming a source of deep capacity across all major modes of transportation.

•	Both XPO and New Breed have an intense commitment to cutting edge technology. The combination will double our XPO IT workforce to approximately 600 talented, forward-thinking IT professionals innovating new ways to serve customers.

•	We expect to integrate our XPO NLM technology with New Breed’s transportation management system to offer customers industry-defining managed transportation solutions. XPO NLM is the largest expedited freight management platform in North America. New Breed’s system uses complex modeling tools to deliver dynamic freight optimization, routing guide management, and carrier selection based on cost, service requirements, performance metrics and transit times.

We’ve obtained commitments from Credit Suisse AG, Morgan Stanley Senior Funding, Inc., Citigroup Inc. and Deutsche Bank AG for a total of up to $645 million in senior secured term loan facilities to fund the New Breed transaction and general corporate purposes, including potential future acquisitions. The transaction is not conditioned on financing.

The second announcement we made today was our acquisition of ACL. We bought ACL for a cash purchase price of $36.5 million on a cash-free, debt-free basis, excluding any working capital adjustments. ACL is a last mile logistics company with approximately 200 contracted carriers, 160 employees and 14 locations on the East Coast. It had revenue of $63 million and adjusted EBITDA of $6.2 million for the trailing 12 months ended June 30, 2014. The value of this transaction represents a consideration of approximately 5.9 times trailing 12 months adjusted EBITDA.

The ACL acquisition is strategically important to the growth of our last mile business. It’s highly scalable, and it expands our presence in the high-growth e-commerce sector, which is projected to grow at a rate in the mid-teens over at least the next three years. ACL’s delivery patterns complement those of XPO Last Mile, which will allow us to leverage capacity as we increase our volume. We’ll integrate ACL with XPO Last Mile and deliver even more resources to retailers and their channel partners. Last mile is a platform we can grow both organically and through acquisitions – we still have a very active pipeline of targets.

When we established our foothold in last mile in August of 2013, we did it in a big way by acquiring 3PD – the largest provider of last-mile logistics for heavy goods home delivery in North America. Heavy goods home delivery is a $13 billion sector of last mile that’s growing at five to six times GDP. Then we built on this opportunity with our purchase of Optima Service Solutions, the leading arranger of last mile installations for large appliances and electronics. Like ACL, the former 3PD and Optima operations are both highly scalable. Today, XPO Last Mile (which includes former brands 3PD, Optima and ACL) facilitates approximately seven million last-mile deliveries a year.

In addition to its industry position, 3PD was attractive for three additional reasons. First, last mile is a major beneficiary of the growth in e-commerce, which is expected to continue to show robust growth for the foreseeable future. We gained leading, proprietary software for real-time workflow visibility and customer experience management. Shippers depend on us to use the right contract carriers to effectively represent their brands during “white glove” deliveries inside a customer’s home, and this technology helps ensure brand protection. And second, 3PD had assembled an impressive leadership team – they built a strong, customer-centric culture where less-than-stellar service was not an option. These executives are all on board now with XPO running our last mail operations, with Karl Meyer as divisional chief executive.

Karl’s a legend in last mile. He founded 3PD and was instrumental in building it into a highly successful, service-oriented operation. His commitment to innovation produced some of the industry’s most groundbreaking mobile technologies. Karl began his logistics career in progressively higher management positions with Home Depot, where he led the multi-billion dollar delivery business and successfully transitioned these operations from Home Depot’s in-house model to an outsourced model.

That gives you some insights into our growth paths for contract logistics and last mile logistics. Now we’d like to tell you more about XPO, and the ways in which we’re driving company-wide growth through the precise execution of a clearly defined strategy.

We took control of XPO Logistics in September of 2011, with the objective of building a world-class transportation logistics company under the new XPO Logistics brand. We put a highly skilled management team in place and began executing our disciplined strategy for growth:

•	Acquire attractive companies that bring value and are highly scalable;

•	Optimize our existing operations with vigorous recruitment and training programs and state-of-the-art IT; and

•	Open cold-starts in locations where we can hire a large number of qualified salespeople to drive returns.

Today, we’re one of the fastest-growing logistics companies in North America, with a freight brokerage division that we took from a single location to the fourth largest brokerage firm in two years. We’re the largest provider of last-mile logistics for heavy goods, the largest manager of expedited shipments, and the third largest provider of intermodal services, with growing positions in managed transportation, freight forwarding and less-than-truckload brokerage. And we’re the number one intermodal provider in the cross-border Mexico sector, where demand is skyrocketing due to the trend toward near-shoring by manufacturers.

We’ve instilled a high-octane, performance-driven culture focused on delivering world-class service to customers. Our sales and operations people know how to deal with customers on a professional basis. They understand our goal of zero service failures. We see an opportunity to differentiate XPO on the basis of phenomenal customer service in each of our lines of business.

We grew our headcount from barely 200 employees in late 2011 to approximately 3,100 today, and expect to triple our headcount this quarter with New Breed. We developed cutting-edge recruiting, training and onboarding programs. And we introduced a scalable IT platform, with three major upgrades and enhancements every few weeks.

We have a nationwide cold-start program underway with 23 locations operating under experienced leadership: 11 in freight brokerage, 11 in freight forwarding and one in expedite. Our drayage, expedited and last mile subsidiaries have more than 3,600 owner-operator trucks under contract. And our capacity procurement hubs in Charlotte, Chicago and Atlanta manage relationships with an additional 27,000 carriers, representing capacity of more than half a million trucks on the road.

And we’ve completed twelve acquisitions to date, including the billion-dollar Pacer business in March, and ACL this week. ACL is our fifth acquisition in the last eight months. In March, we bought Pacer International. In the last half of 2013, we bought 3PD and Optima – the largest providers in their areas of last-mile logistics. In December, we acquired NLM, the leading online manager of expedited shipments. The addition of NLM to our expedited group made us the largest manager of expedited shipments in North America, and gave us a foothold in managed transportation that we can lever with the New Breed combination.

We’ve made XPO a major player in the fastest-growing areas of logistics. Intermodal, for example, is growing at three to five times GDP. Intermodal is a dynamic, $15 billion sector and a huge opportunity for us. Many shippers are discovering that they can use intermodal to lower their transportation costs for freight that travels at least 600 miles, in part because rail can be up to three times more fuel-efficient than truck for long haul freight. In addition, freight trains don’t stop at the border, so intermodal transit time can be very competitive with trucking. Currently, more than a third of our over-the-road freight movements travel more than 600 miles – that makes many of them ripe for conversion to intermodal.

When we acquired Pacer in March, we gained instant scale in intermodal as the third largest provider in North America. It gave us access to 60,000 miles of network rail routes and decades-deep relationships with the rails. The transaction added about a billion dollars of revenue, 31 locations and approximately 800 employees to XPO. Our position in Mexico is particularly exciting: we’re the number one provider of cross-border intermodal, with the benefit of 30 years of Pacer experience in Mexico. It’s estimated that approximately 2.8 million trucks move cross-border each year, so there’s a large potential universe for conversion to rail.

Strong growth in cross-border intermodal demand is being driven by a shift to near-shoring by manufacturers. There are a lot of factors driving this secular trend. Mexico offers a competitively-priced labor force and greater speed-to-market than overseas locales such as China. The labor pool of inexpensive workers has diminished as China’s middle class has emerged, and under China’s Employment Promotion Plan, the minimum wage is planned to increase by at least 13% through 2015. Regulatory expenses, tax implications and sub-standard intellectual property rights, relative to Mexico, have begun to further alter the cost differential between China and Mexico, making China a less attractive option for manufacturers. In addition, the railroads and the Mexican government have invested billions of dollars in the country’s transportation infrastructure.

Further bolstering the attractiveness of Mexico as a manufacturing contender are the Maquila Decree and the tailwind of just-in-time (JIT). The 1989 Maquila Decree allows for the temporary importation of foreign merchandise into Mexico for assembly, manufacturing or repair prior to export almost tax-free. The trend toward JIT and lean production makes Mexico very attractive in terms of speed to market. For example, a shipment from Shanghai to Dallas via a combination of ocean and truck takes an average of 19 days. The same shipment, via a combination of rail and truck from Mexico to Dallas, takes only three days. Likewise, a 19-day freight movement from Shanghai to New York City becomes a seven-day movement when shipped via intermodal from Mexico.

For all of these reasons, Mexico is fast becoming the site of choice for many U.S. manufacturers, as well as companies from other countries with North American market interests. While automotive manufacturers have a high profile in Mexico, a sizable amount of near-shoring growth is being driven by non-automotive sectors. For example, food and beverage giant Unilever has announced plans to invest $500 million in Mexico operations. According to The Offshore Group, companies are investing billions of dollars in Mexican production capacity at a rate that would cause Mexico to surpass China as the U.S.’s top trading partner by 2019. This growth serves XPO more than any other intermodal provider because of our leading position in Mexico. As large as the cross-border intermodal opportunity is for us today, it may be small in relation to future demand.

In addition to Mexico and the broader industry growth in North America, the Pacer acquisition delivered significant cost synergies. We’re on track to realize $15 million of synergies – triple our original projection – and we’ve already executed on many of them. We’ve identified these synergies in technology, real estate, sales and administrative functions, public company costs, and duplicative personnel.

The integration of Pacer is going very well. We implemented our plan to reverse the losses of Pacer’s logistics business. We closed or consolidated 16 offices and retained 10 operations as part of our XPO Global Logistics freight forwarding group. And we put the former Pacer truck brokerage business under the leadership of Josh Allen, and fully integrated it with XPO. Josh is one of our regional VPs – he’s been growing our brokerage offices in Louisville and Cincinnati at a fast clip. We moved the operations onto our proprietary Freight Optimizer technology, which allows the team to serve customers better and price loads more effectively. They can do their job faster on our more user-friendly system, with access to our more than 27,000 carrier relationships.

We put our intermodal operations under the leadership of Paul Smith, who had been Pacer’s vice president of network profitability and management. With Pacer, Paul was responsible for optimizing all aspects of the intermodal network, including capacity flow and asset management, market-based pricing, and capacity planning for rail relationships. His experience is a valuable resource in driving the performance and growth of our intermodal network.

Those are the highlights of our most recent acquisition announcements and the upsides of our service platforms. Now let’s take a closer look at each part of our strategy and the significant growth that’s embedded in our business model.

First is scale and optimization. This starts with our industry fundamentals. The transportation logistics industry in the United States alone is about a trillion dollars annually. Over-the-road trucking is about $350 billion of that spend, with an estimated 15% penetration rate by brokers. This equates to a $50 billion opportunity that’s growing at about two to three times GDP. Currently, we have more than 14,000 customers, primarily in manufacturing, industrial, retail, commercial, life sciences and government-related accounts – yet we serve less than 2% of the addressable market.

One thing that’s likely to drive increased penetration is an outsourcing trend with both shippers and carriers. It makes economic sense for carriers to find loads through brokers instead of carrying the costs of an internal sales team. And shippers – including those with direct carrier relationships – need large 3PLs as a source of critical capacity when trucks are hard to find. We’ve positioned our company to benefit from this long-term trend. We’re building XPO not just for the $50 billion that’s going through brokers right now, but for the $300 billion that’s currently going direct from shippers to carriers.

In addition to being large and growing, our industry is highly fragmented. There are more than 10,000 licensed brokers in the U.S., but only about 25 brokerage firms with more than $200 million in revenue. Fragmentation gives us a dual benefit: it supports the acquisition leg of our strategy, and creates a competitive advantage for XPO as one of the largest brokerage firms in North America.

We’re working diligently to raise our profile in front of every prospective customer in the transportation space. We’ve identified the 2,000 largest shippers in North America as strategic account targets. The next largest 5,000 shippers are our national account targets. In addition, there are hundreds of thousands of small and medium-sized customers who can use our services. Our branch network reaches out to them every day.

We see huge growth potential in strategic accounts. Last year, we launched a dedicated team to target opportunities with strategic accounts. Every one of our strategic account managers has deep industry experience, and a long track record with large shippers. They’re very attentive to the nuances of the needs of large shippers, and they get a favorable response from these customers. In the second quarter alone, we added 26 large customers that are first-time strategic accounts for XPO. Collectively, these accounts represent a potential spend of about $400 million when they ramp up over the next few years.

Our strategic accounts team is led by Julie Luna, our chief commercial officer. Julie has over 25 years of industry experience – she was the executive vice president of sales and marketing for Pacer’s intermodal business when we acquired it. Prior to Pacer, Julie held senior positions in sales and marketing and national account management over 23 years with Union Pacific Railroad. As UP’s vice president and general manager for its automotive business, she led a $1.2 billion business focused on transporting automotive vehicles and parts.

Our strategic accounts team includes a number of high-profile industry veterans, including Jeff Battle, Dennis McCaffrey, Greg Ritter and Jim Commiskey. Jeff is one of the key executives who led the growth of Turbo Logistics over the last two decades. Dennis has 20 years in the industry, and most recently ran the outside sales organization for our expedited transportation group. Greg was previously president of Knight Brokerage, and before that he was with C.H. Robinson for 22 years. And Jim came to us from Pacer. He has more than 20 years of transportation experience, including management positions with UPS and Menlo Worldwide.

Beyond strategic accounts, we’re focused on leveraging our broader multi-modal offering with customers of all sizes, both new business and existing accounts. We’re doing this in a disciplined and organized manner. All of our salespeople are on salesforce.com, and we’ve assigned a single point of contact for each customer. This gives us good visibility into the progress of sales activities, and it helps us to cross-sell our services.

Less-than-truckload is another revenue stream that’s on our doorstep. We’re taking steps to tap into this $32 billion sector in a big way. Currently, less than $25 million of our company’s annual revenue comes from LTL – yet almost all of our full truckload customers have LTL business. Our acquisition of Interide in 2013 brought us a lot of LTL expertise, as well as an LTL technology platform that we’ve rolled out in all of our sales offices. Now that we’ve combined Interide’s carriers with our own network, we’re already getting better LTL rates. We’re very excited about the magnitude of the LTL opportunity.

Our experience tells us that the common denominator across all these lines of transportation is that customers want results. They want on-time pickup and delivery. They want their goods to arrive safely. They’re very focused on making sure that service failures don’t happen. If a problem does occur, they want to know about it right away and they want to see a solution. If you walk into one of our branch offices, you’ll see that our people are professional, efficient and on top of things.

One of the ways we empower our employees to deliver world-class service is through our information technology. We believe that our technology is a big differentiator in our industry. We have a dedicated IT team of over 300 talented professionals, headquartered in Cambridge, Mass., that focuses solely on driving innovation and the effectiveness of our systems. We design our systems to make sure they can accommodate huge scale and complex automation. They create the discipline that helps us manage rapid growth.

In 2012, we put a scalable IT platform in place across the company, with sales, service, carrier and track-and-trace capabilities. We followed that up with new pricing tools, load-covering capabilities, and the introduction of our proprietary freight optimizer software. More recently, we introduced a carrier rating engine and LTL upgrades, and enhanced our customer and carrier portals.

Our IT team has created algorithms that provide actionable pricing information and carrier procurement, as well as analytic capabilities for truckload market conditions. As we acquire lane and pricing histories from the companies we purchase, this information gets added to our database and can be used by our salespeople. For example, we can pull in real-time market data to highlight demand and availability in specific lanes and regions. This gives our salespeople price and capacity visibility across North America.

We use detailed carrier profiling that identifies each carrier’s strengths, equipment, preferred lanes and performance metrics. And we have similar profiling for our customers, that pinpoints both operational and load requirements. We also have the ability to manage our customers’ specific routing guides and tariffs, which makes us a true partner to larger accounts.

That’s an overview of part one of our strategy: scale and optimization. Part two is acquisitions. When we look at a potential acquisition, it’s more than just a financial transaction. We ask ourselves, what special value does this company bring to the table? How does it fit into XPO? Is this an operation that we can grow to many times its current size? Will the employees be exceptional additions to our organization? And most important, is it a service that our customers need and want?

Last December, our acquisition of NLM, the leader in web-managed expedite logistics, gave us a strong foothold in managed transportation. We rebranded the business as XPO NLM and now manage more shipments in the $5 billion expedite sector than any other 3PL in North America. Currently, NLM manages a annual run rate of more than three quarters of a billion dollars of gross transportation spend.

Our company’s roots are in expedited transportation, which requires picking up and delivering freight very quickly, with a goal of zero service failures. Our expedite business dates back more than 20 years – so a do-or-die mindset of meeting customer needs is embedded in our DNA. In January, we appointed Chris Healy as president of our four expedited operations: XPO Express (formerly Express-1), XPO NLM, XPO Air Charter and our Gainesville, Ga., expedited office. Chris is a widely respected innovator in expedited transportation, having spent over 30 years in leadership positions with some of the most prominent expediters in North America. Prior to XPO, Chris was president and chief executive officer of Active Aero, and earlier served in senior management positions with Boyd Brothers Transportation, Caliber Logistics (now FedEx Supply Chain Services) and Roberts Express (now FedEx Custom Critical). He’s the first to bring our expedite group to market as one synergistic service offering.

Our acquisition program continues to be very lively – we’ve looked at over 1,000 companies in the last couple of years, and we’ve refined that list to the 100 most attractive companies. Our acquisition team is constantly in dialogue with these targets. Many are eager to join XPO. They like our energy – they know we’re going places. For our part, we’re being very disciplined about seeking out strategically sound acquisitions that align with our core competencies.

We design each acquisition to be a win-win. When we integrate an acquisition, we gain more carriers, customers and expertise that we can use company-wide. For example, we’ve added capabilities in LTL, last-mile, refrigerated and expedited air charter through acquisitions, as well as intermodal. Our acquisitions of Turbo, Kelron, Covered Logistics, 3PD, Pacer and ACL increased our penetration with Fortune 500 companies. The added locations give us more real-time visibility into the ebb and flow of pricing in various lanes. As a result of these synergies, our salespeople can cover loads more effectively.

In addition, our acquired operations cross-sell the services of our other divisions, and we offer the acquired services to our broader XPO customer base. In June, we completed two major rebrandings that support our sales efforts: our over-the-road Express-1 expedited business is now XPO Express, and our former 3PD division is now XPO Last Mile. This furthers our market strategy of serving customers as one, integrated portfolio of supply chain services under the XPO brand.

Our cross-selling efforts are getting a lot of traction. In the second quarter, we met with 136 strategic accounts to sell XPO lines of business beyond what these shippers were currently using. We’ve already been awarded incremental business with 45 of these large accounts.

This brings us to the third part of our strategy, and an equally important one: cold-starts. Of the 23 cold-starts we mentioned earlier, 11 are in freight brokerage. Each location is led by a highly experienced branch president. Talent is the most important factor for cold-starts – both leadership and sales talent. We seek to locate our branches in prime areas for recruitment.

Even though our 11 brokerage cold-starts are barely a year and a half old on average, these locations are already on an annual revenue run rate of approximately $220 million. A year ago, the run rate was just $90 million, so our brokerage cold-start revenue is on a strong trajectory, and we’ll continue to grow them fast.

The amount of start-up capital per cold-start is relatively slim: generally a million dollars or less. And there’s a large component of variable-based incentive compensation – so cold-starts of any size can generate extremely high returns on invested capital.

That’s our business plan. Now it comes down to operational excellence: execution and management. So let’s spend a few minutes on our senior management team.

Our CEO, Brad Jacobs, started four highly successful companies from scratch prior to XPO Logistics, and built each of those companies into a billion or multi-billion dollar enterprise. Brad and the management teams he led created dramatic shareholder value. In the process, they completed nearly 500 acquisitions and opened approximately 250 cold-starts.

The two most recent companies Brad led were United Waste Systems, which he built into the fifth largest solid waste management company in North America, and United Rentals, which he grew to be the largest construction equipment rental company in the world. From 1992, when Brad took United Waste public, to 1997, when he sold it for $2.5 billion to Waste Management, the earnings compounded at about 55% CAGR and the stock price outperformed the S&P 500 by 5.6 times. At United Rentals, over the 10 years he led the company, United Rentals stock outperformed the Index by 2.2 times.

Brad spent the better part of his first year with XPO assembling a team whose collective skill set is the perfect fit for our company’s ambitious growth strategy. For a competitor to successfully copy our business plan, it would need the deep bench of talent that we have – not just at the senior executive level, but in every key position. Here are just a few examples of our talent:

Troy Cooper is our chief operating officer. Troy’s been instrumental in helping our company realize its growth strategy from the earliest days of XPO Logistics, with senior positions in operations and finance. Prior to XPO, as a vice president for United Rentals, Inc. under CEO Brad Jacobs, he helped to integrate over 200 acquisitions in the United States, Canada and Mexico. For United Waste Systems, Inc., he worked with Brad to build an integrated organization of 86 collection companies and 119 facilities in 25 states. Earlier, Troy was with OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.).

John Hardig, our chief financial officer, has been a significant presence in the transportation industry for nearly two decades. Before joining XPO, John was a managing director in the Transportation & Logistics group at Stifel Nicolaus Weisel, and an investment banker in the Transportation and Telecom groups at Alex. Brown and Sons. Over the course of his career, he has completed over 60 M&A transactions and his teams have raised billions of dollars of capital for many of the industry’s leading logistics companies, including IPOs for C.H. Robinson, Hub Group and Roadrunner Transportation, and follow-ons for Forward Air, Inc., Heartland Express, Inc. and Knight Transportation, Inc.

Scott Malat is our chief strategy officer. Scott’s responsible for our company’s strategy and capital structure, analyzing potential acquisition opportunities, and managing our technology organization. Prior to joining XPO, he was the senior transportation analyst covering air, rail, trucking and shipping at Goldman Sachs. Earlier he was an analyst with UBS, and served as an internal strategy manager with JPMorgan Chase, where he worked with several of the bank’s business units. As a global advisor for The Sharma Group, he focused on M&A opportunities.

Gordon Devens is XPO’s general counsel, responsible for executing our acquisition strategy as well as all corporate legal matters, governance and compliance, and legal interests relating to the company’s growth initiatives. Gordon is more than just a talented corporate lawyer. After working at Skadden, Arps, he spent 15 years with AutoNation, where he was associate general counsel, and later led AutoNation’s deal team. Gordon has completed over 250 M&A transactions during his career, and he brings that experience to XPO’s growth strategy.

Mario Harik is our CIO. He was previously the CIO at Oakleaf Waste Management, a logistics provider that was sold in 2011. Mario has been tapped over the years by Fortune 100 companies for his expertise in building comprehensive IT organizations and proprietary platforms, similar to what we’re doing here at XPO. He’s put together a superstar team that is using technology in innovative ways that tie directly to customer service. They’ve accomplished a huge amount in a short period of time.

On the carrier side, Lou Amo is our vice president–operational initiatives. Lou has 16 years of transportation and carrier management experience. He leads XPO’s strategic initiatives for carrier management and procurement in our truck brokerage operations. Lou first joined XPO as vice president–procurement and operations, and before that he was director of transportation for Electrolux Major Appliances North America. Earlier, he held senior positions with Union Pacific Corporation, Odyssey Logistics & Technology Corporation, and SABIC Innovative Plastics Holding BV (formerly GE Plastics).

Taken in its entirety, our organization is unique in the industry because it includes top talent from virtually every other major 3PL in North America. Not only do we have deep bench strength, we have a rich diversity of industry experience. We’ve assembled some of the most energetic thinkers in logistics.

Moving on to the financial picture: for the second quarter of 2014, our gross revenue, volume, net revenue margin and EBITDA all came in significantly ahead of plan. We delivered over $581 million of revenue company-wide, including year-over-year organic growth of 49%. We accomplished this by capitalizing on our increasing scale and lane density, and by improving the productivity of our sales force. In our freight brokerage unit, we increased revenue by 417% year-over-year, including outsized organic growth of 67%. In our expedited business, we increased revenue by 37%. And while margin in our freight forwarding business decreased to 10.3%, due in part to the Pacer consolidations, revenue was up more than 180%.

We’re pleased that we’ve delivered on every target we’ve set since implementing our strategy in 2011. Given our accelerated growth trajectory, we’ve raised our financial targets for the current year. Our updated outlook for 2014 is:

•	An annual revenue run rate of at least $3 billion by December 31; and

•	An annual EBITDA run rate of at least $150 million by December 31 – 50% more EBITDA than our previous target.

And for 2017, we remain on track to deliver on our target of at least $425 million of EBITDA.

Finally, it’s worth noting that XPO management owns almost 30% of the company’s fully diluted shares, based on the SEC beneficial ownership rules. Our interests are entirely aligned with our public shareholders to create substantial long-term value.

So to sum it up: we’ve established leading positions in some of the fastest-growing areas of transportation – truck brokerage, intermodal, last-mile and expedited – and we’re capitalizing on the major trends in our operating environments. We’re getting bigger, faster and more efficient in the way we run our brokerage operations. Our brokerage cold-start revenue is ramping up quickly. We see significant growth ahead in intermodal across North America, and even more so in Mexico, where we’re first in line to benefit from the near-shoring of manufacturing. We’re growing our industry-leading position in expedite with our integrated ground, air and managed transportation offering. We’re expanding our last mile presence in exactly the right way to capture the burgeoning demand from e-commerce growth. And we’re about to become the leader in complex, blue chip contract logistics. We’re driving strong organic growth company-wide. And our acquired operations have been integrated and are performing well. Our accelerating EBITDA performance, together with our acquisition of ACL and our planned acquisition of New Breed, mark a positive inflection point at XPO.

As we look ahead, we see a clear path to grow the business far beyond our accomplishments to date. We’re excited about the future of XPO!

Thank you for your interest.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2014 and full year 2017 financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the acquisitions of New Breed and ACL, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals and the satisfaction of other conditions to consummation of the New Breed transaction; the ability to realize anticipated synergies and cost savings with respect to acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including New Breed’s and ACL’s management teams; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s networks of third-party transportation providers; the ability to retain XPO’s and acquired companies’ largest customers; XPO’s ability to successfully integrate New Breed, ACL and other acquired businesses; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.